Exhibit 10.18
TERM SHEET
Second Amendment to Employment Agreement for
Christopher Albrecht (“Executive”)

This term sheet describes the proposed amendments to Executive’s Employment Agreement, dated as of January 1, 2010, between Starz, LLC, a Delaware limited liability company, and Executive, as such agreement was amended on December 7, 2012 (the “Employment Agreement”). Except as listed below, the material terms of the Employment Agreement will continue in effect.

Position:
Chief Executive Officer of Starz, a Delaware corporation (“Starz”). Executive will report to the Chairman of the Board of Directors (the “Board”) of Starz and to the Board. Executive will be based in Los Angeles.

Term:	January 1, 2013 through December 31, 2016, unless sooner terminated (the “Term”).
Compensation:
Base annual salary of $1.25 million plus target bonus equal to 100% of base salary based on corporate and individual performance criteria to be determined by the Compensation Committee of the Board. Executive to receive the lesser of (i) 18 months’ payment of base and target bonus or (ii) payment of base and target bonus through the end of the Term, if Executive is terminated without Cause or if Executive terminates his employment for Good Reason (as that term is defined below), with the structure of such payments being subject to compliance with applicable tax law.

Equity Awards:
Executive will be granted options to purchase shares of Series A Liberty Capital common stock of Starz (“STRZA”) as follows:
•    A one-time grant of options on shares of STRZA equal to $26 million Black-Scholes value. The exercise price per share of such options will be equal to the closing price of STRZA on the grant date. Fifty percent of the options will vest on December 31, 2015, and fifty percent of the options will vest on December 31, 2016. The expiration date of the options will be ten years from grant date.
•    Other terms of the options will be the same as the terms of the options in the Employment Agreement except as noted below:
o    Upon termination by Starz other than for Cause (as originally defined in the Employment Agreement) or by the Executive for Good Reason (as defined in the Employment Agreement, but amended to require a double trigger in a change of control event), options granted to Executive will be deemed to have vested in a number equal to the product of (i) the total number of unvested options multiplied by (ii) a fraction, the numerator of which is the total number of days elapsed in the Term to the date of termination plus 548 days and the denominator of which is the total number of days in the full Term. Such vested options will remain exercisable to the end of their original term.

Spin-Off Matters:	The Employment Agreement will be amended to reflect certain matters related to the January 2013 Liberty Media/Starz spin-off and to update certain historical references and issues.

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